UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2010 (January 12, 2010)

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 12, 2010, Hexion Specialty Chemicals, Inc. (“Hexion”) obtained additional commitments from revolving facility lenders for new revolving loans under Hexion’s senior secured credit facility which will take effect upon the expiration of the existing revolving facility commitments. The total amount of commitments that have been obtained for the new revolving loans is approximately $200 million (which includes $175 million of commitments previously announced). The commitments for the new revolving loans are subject to customary conditions. The new loan commitments will become effective upon the May 31, 2011 maturity of the existing revolving credit facility and will mature 91 days prior to the maturity date of the term loans under the senior secured credit facility, which is May 5, 2013. Committing lenders are being offered a 2.00% upfront fee as well as a 2.00% ticking fee on their commitments. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The terms and conditions of Hexion’s existing revolving credit facility will remain in full force and effect and have not been altered by these new commitments, including but not limited to the interest rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.

Date: January 13, 2010	By:	/s/ GEORGE F. KNIGHT
George F. Knight
Senior Vice President and Treasurer